Exhibit 99.3

December 28, 2020

Herbfluence, Inc.

Re: Letter of Intent for MassRoots, Inc. (“MassRoots”) to acquire the technology platform of Herbfluence, Inc. (“Herbfluence”)

Dear Mr. Knight:

MassRoots and Herbfluence are entering into this Letter of Intent (the “Letter of Intent”) setting forth the terms of the acquisition by MassRoots of Herbfluence.

Parties:

MassRoots, Inc. is a Delaware corporation. MassRoots is a publicly held corporation, quoted on the OTCPink service under the symbol “MSRT”, founded in April of 2013 and having been publicly trading since April of 2015.

Herbfluence, Inc. is a Delaware corporation.

Assets Being Purchased:	MassRoots will acquire the influencer platform of Herbfluence (hereinafter “Assets”): ● All property and assets; and ● All websites, systems and procedures.

Purchase Price:	Upon effectiveness of the transaction, MassRoots shall issue to Herbfluence 12.5 shares of Series Z preferred stock with a stated value of $20,000 per preferred share. The Certificate of Designation of the Series Z preferred stock shall be similar to that of the Series X preferred stock.

Closing Date:	The closing date (the “Closing Date”) for the transactions contemplated hereby shall occur on or before January 31, 2021, unless an extension of this agreement is mutually agreed to by all parties.
Closing:

Upon closing of the transaction contemplated hereby (the “Closing”), MassRoots will assume full control of the Herbfluence platform, in exchange for the agreed Purchase Price as sole and full consideration. The Definitive Agreements, as discussed below, will include standard representations, and the continuation of business according to normal business practices by Herbfluence until the Closing Date.

Conditions:

The obligations of MassRoots and Herbfluence under this Letter of Intent are conditioned solely upon satisfaction or mutual waiver of the following conditions, unless an extension of this agreement is mutually agreed to by all parties (the “Conditions to Closing”):

(i)    Receipt of all material necessary, third party, consents and approvals; and

(ii)   Each party’s compliance in all material respects with the respective obligations under this Letter of Intent.

Definitive Agreements:

Upon the conclusion of standard legal and business due diligence on MassRoots and Herbfluence, expected to conclude within 30 days from the date of this Letter of Intent, the parties shall agree to the terms of a Definitive Agreement and other related documentation customary for transactions of this type that contain (among other things) customary representations, warranties and indemnities, and a tax structure that is satisfactory to Herbfluence and MassRoots (“Definitive Agreements”). The parties will use commercially reasonable efforts to negotiate and execute such Definitive Agreements and other documentation promptly following the date of this Letter of Intent. However, until such time as this Letter of Intent is replaced by any such further documentation, this Letter of Intent memorializes the proposed terms and obligations of the parties.

Good Faith:

This Letter of Intent sets forth the basic terms of the asset acquisition transaction and both parties agree to use their best efforts to enter into the Definitive Agreement.  The Definitive Agreements will include mutual customary representations, warranties and indemnities by Herbfluence, its majority shareholders and MassRoots.

Public Announcements:

All press releases and public announcements relating to the transaction contemplated by this Letter of Intent will be agreed to and prepared jointly by Herbfluence and MassRoots; provided, however, that nothing contained herein shall prohibit any party hereto from making any disclosure required by applicable laws or regulations.  Notwithstanding the foregoing, the Company agrees to issue a press release and current report on Form 8-K disclosing the entering into of this Letter of Intent.

Due Diligence:

Both MassRoots and Herbfluence and their respective representatives, officers, employees and advisors, including accountants and legal advisors, will provide within three (3) business days from the date hereof to either party and its representatives, officers, employees and advisors, including accountants and legal advisors, with all information, books, records and property that either party reasonably considers necessary or appropriate in connection with its due diligence inquiry with respect to the parties.  The parties agree to make available to either party such officers, employees, consultants, advisors and others as reasonably requested by either party for meetings, visits and questions in order to complete due diligence prior to close, which completion of satisfactory due diligence by each party is a condition to closing.

Confidentiality:

Each party to this letter agrees to maintain the confidentiality of all of the information received from the other party and use such information only for the purposes contemplated by this Letter of Intent; provided, however, that the parties shall be permitted to disclose the materials and information they each receive from the other to their respective advisors, representatives and agents in connection with performing duties related to the transaction contemplated in this Letter of Intent.  In the event of a termination of this Letter of Intent for any reason, each party shall return to the other all documents (and any copies thereof) and information provided to it by the other party.  The obligation of confidentiality under this paragraph shall survive the termination of this Letter of Intent.

Further Assurances:	Each party hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action and all things reasonably necessary to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the date of this Letter of Intent any further action is necessary to carry out the purpose of this Letter of Intent and to vest MassRoots with valid and legal title to the equity and/or Assets as of the Closing, each free and clear of all encumbrances except as otherwise set forth herein, the parties will take or cause to be taken all such necessary or appropriate actions and shall bear their own cost of any such actions.

Governing Law:	This Letter of Intent shall be governed by the laws of the State of New York. The execution of this Letter of Intent shall not alter, amend or supersede any obligation or agreement.

Agreed:

Herbfluence, Inc.		MassRoots, Inc.

By:	/s/ Tyler Knight	By:	/s/ Isaac Dietrich
Name:	Tyler Knight	Name:	Isaac Dietrich
Title:	Chief Executive Officer	Title:	Chief Executive Officer

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